Exhibit 10.4

November 17, 2019
VIA EMAIL
Pete Marino
Dear Pete:
It is a pleasure to offer you the position of President of Emerging Growth of Molson Coors Brewing Company (the “Company”), reporting to the Company’s President and Chief Executive Officer (the “CEO”), on the following terms:
1.Employment: Your new position begins effective on November 1, 2019 (the “Effective Date”). You shall have such duties, responsibilities, power and authority as assigned by the CEO, and such other duties and responsibilities as may be assigned to you by the Company’s board of directors (the “Board”) commensurate with your position as President of Emerging Growth.
2.Base Salary: Your starting gross annual salary will be USD $490,000 per year, payable in accordance with the Company’s standard payroll practices and procedures.
3.Annual Molson Coors Incentive Plan (“MCIP”): You are eligible to participate in the annual MCIP subject to the plan rules. MCIP rewards employees for the achievement of corporate, team and/or individual performance results objectives on the fiscal basis year which is the calendar year. The bonus target for your position is currently 75% of your eligible earnings. Your actual payout for the current year will be prorated based on the MCIP targets for each job you held during the plan year. The incentive plan is reviewed on an annual basis and details of the plan are subject to change to align with and support ongoing business needs.
4.Long Term Incentive: You are eligible to participate in the Molson Coors Long-Term Incentive Plan (“LTIP”) according to your role in the Company. Your annual target LTIP value is reviewed by the CEO on an annual basis and set by the Compensation and Human Resources Committee of the Board (the “Committee”). Grant Awards to eligible participants are typically made annually during the Company’s compensation planning cycle which typically takes place in March of each year. The actual award is based on an assessment of individual performance within a determined range. You will be eligible for consideration of a normal course annual grant in 2020, with a target value of USD $800,000.
5.Adjustments: Executive compensation is reviewed annually by the CEO and the Committee, and adjustments can be made to targets and ranges for base pay, MCIP or LTIP components of the total compensation package. Additionally, the types of vehicles used by the Company to fulfill the annual target compensation of the LTIP component are reviewed annually and may be modified.
6.Relocation: To the extent necessary and appropriate, the Company will provide you with relocation assistance in accordance with its current policy regarding relocation of executive roles.
7.Executive Stock Ownership Policy; Clawback policy: You will be subject to the company’s executive stock ownership guidelines, as the same may be amended from time to time by the Committee, and that as the President of Emerging Growth, you will be required to hold 3X your base annual salary in Company equity, as such term is defined in the stock ownership guidelines. Unless otherwise provided at the time of grant or otherwise prohibited by applicable law, all compensation payable to you, including any cash and/or equity awards paid to you as MCIP or LTIP is subject to the Company’s recoupment policy for incentive compensation as approved by

Exhibit 10.4

the Committee and any such other policy for “clawback” of incentive or other compensation as may be approved from time to time by the Board or the Committee, including without limitation, any amendments or other policies which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
8.Additional Benefits and Perquisites: You are eligible for:
•participation in the Company’s Amended and Restated Change in Control Protection Program at the level specified for your role, which includes a 2.0x Change in Control severance multiplier, subject to the terms and conditions contained therein, as amended by the Committee from time to time;
•participation in the Company’s US Severance Pay Plan;
•participation in the Molson Coors Deferred Compensation Plan;
•supplemental executive life insurance of up to six times your base pay;
•annual executive physical (optional);
•executive financial planning allowance; and
•other benefits common to similarly situated executives in the location of your primary office.
You will also retain eligibility for any vested and grandfathered health, retirement and insurance benefits accumulated during your service with the Company and its subsidiaries, so long as such benefits remain available for other similarly situated (and grandfathered) employees.
9.Entire Understanding/Termination of Employment Agreement: The Company and you acknowledge that except as otherwise specified herein this letter constitutes the entire understanding between the Company and you with respect to your continued employment upon and after the Effective Date and supersedes and replaces any other prior agreement or other understanding.
10.Governing Law and Arbitration: This letter shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to principles of conflict of laws. Any dispute or controversy arising under or in connection with this letter, except any action seeking injunctive relief to enforce the Restrictive Covenant Agreements (as defined in the Acknowledgement), shall be settled exclusively by arbitration in Chicago, Illinois in accordance with the rules for the resolution of employment disputes of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator shall have the discretion to award costs (including the arbitrator’s fee and fees and disbursements of counsel) to the prevailing party as part of his award.
Again, Pete, we are pleased to be extending you this offer, which is contingent upon your acceptance of the conditions on the following Acknowledgement page and the execution of the company’s Restrictive Covenant Agreements.
We hope for a mutually rewarding relationship. You should know, however, that your employment is “at will”. That means you may terminate your employment at any time, with or without cause or notice, and we reserve the same right in accordance with the Restated Certificate of Incorporation and Bylaws. This “at will” relationship may not be modified except in writing signed by the Chairman of the Board

Exhibit 10.4

of Directors. Finally, the Company reserves the right to modify its policies and the accompanying terms of your employment as it deems appropriate.

/s/ Gaving Hattersley
Gavin Hattersley President and Chief Executive Officer Molson Coors Beverage Company

/s/ Lee Reichart
Lee Reichart Chief Legal and Government Affairs Officer & Corporate Secretary Molson Coors Beverage Company

Exhibit 10.4

ACKNOWLEDGEMENT
Your offer of employment is contingent upon your acceptance of the conditions described below:
Offer Contingencies. I understand that this offer is contingent on my acceptance of the Company’s agreements: Confidentiality and Intellectual Property Agreement, Use of Employee’s Likeness Agreement, Non-Solicitation Agreement, and Non-Compete Agreement (collectively, the “Restrictive Covenant Agreements”).
Code of Business Conduct. I understand that as part of my employment, I am expected to conform my conduct to the highest level of ethical standards. As such, I understand that I must read and sign/accept the Molson Coors Code of Business Conduct, as a condition of employment with our Company. If I have any exceptions, as outlined in the Code, I understand that this offer is contingent on my agreement with any solution required by the Company’s management to resolve the exception(s).
At-Will Employment Relationship. I understand that upon accepting this offer of employment and throughout my employment, I am an employee at-will. I understand that as an at-will employee, I or the Company, may terminate the employment relationship at any time for any reason with or without notice.
Policies. I understand that in my job I will have access to all the Company policies. Following this offer are copies of some of those important policies – Global IT Security & Acceptable Use Policy; US Discrimination and Harassment Free Work Environment Policy; Global Employee Alcohol Policy; and Global Records Management Policy. In addition to reading these policies, I understand that it is my responsibility to review any local policies/procedures as referenced in these policies. I further understand that none of the Company’s policies, procedures, guidelines, practices or plans are contracts or intended to change the at-will nature of the employment relationship. I understand that it is a Company expectation and my responsibility to familiarize myself, understand and comply with all policies. By my signature, I confirm that I will conform my conduct to the policies detailed above, as well as all of the Company’s policies.
Amendment, Change or Modification. I further understand that the Company, at its sole discretion and at any time may with or without notice amend, change or modify any of its policies, procedures, guidelines, practices or plans whether or not addressed in this offer letter.
I accept the conditions described above and the offer to work.

Signature:	/s/ Pete Marino
Date:	November 17, 2019